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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-29750

                          IENTERTAINMENT NETWORK, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                                 124 QUADE DRIVE
                                 CARY, NC 27513
                                 (919) 678-8301
                                 --------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.10 par value per share
                     ---------------------------------------
              (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  [   ]                   Rule 12h-3(b)(1)(i)  [   ]
    Rule 12g-4(a)(1)(ii) [ X ]                   Rule 12h-3(b)(1)(ii) [   ]
    Rule 12g-4(a)(2)(i)  [   ]                   Rule 12h-3(b)(2)(i)  [   ]
    Rule 12g-4(a)(2)(ii) [   ]                   Rule 12h-3(b)(2)(ii) [   ]
    Rule 15d-6           [   ]

                Approximate number of holders of record as of the
                       certification or notice date: 340
                                                     ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, iEntertainment Network, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    IENTERTAINMENT NETWORK, INC.


                                    By:  /s/ John W. Stealey
                                         ---------------------------------------
                                    Name:  John W. Stealey
                                    Title: Chief Executive Officer

Date:  March 28, 2003